SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported): January 22, 2010 (January 21, 2010)

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

(State or other jurisdiction of incorporation)

001-34292	23-2530374
(Commission file number)	(IRS employer ID)

77 East King Street, Shippensburg, Pennsylvania	17257
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – (717) 532-6114

NONE

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Company enters into Agreements with Executive Officers

On January 21, 2010, Orrstown Financial Services, Inc. (the “Company”), and its wholly-owned subsidiary, Orrstown Bank (the “Bank”), entered into Executive Employment Agreements, back-dated to be effective as of December 31, 2009, with Philip E. Fague, Executive Vice President and Chief Mortgage, Consumer and Investment Officer; Jeffrey W. Embly, Executive Vice President and Chief Credit Officer; and Jeffrey S. Gayman, Senior Vice President and Senior Lender. The terms and conditions of the Executive Employment Agreements are the same for each executive, except for the respective amounts of base salary.

The Executive Employment Agreements provide for two (2) year terms to expire December 31, 2011 and an initial annual base salary at a rate of $195,000 per year for Mr. Fague; $195,000 per year for Mr. Embly; and $145,400 per year for Mr. Gayman. Under the Executive Employment Agreement, each executive is eligible to receive annual incentive payments as determined by the Compensation Committee of the Bank under the Company’s Executive Incentive Plan and equity incentive awards under the Company’s equity-based compensation plans, and is eligible to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which the senior executive officers of the Bank are eligible to participate.

The Executive Employment Agreement provides each executive with reimbursement of business expenses and paid vacation in accordance with Bank policies and procedures.

The Executive Employment Agreement contains customary nondisclosure, nonsolicitation and mutual nondisparagement provisions and a six month restrictive covenant within 80 miles of Shippensburg, Pennsylvania after resignation by the executive without “good reason” or termination of the executive by the Bank “for cause.”

The Executive Employment Agreement provides that the Bank may terminate the executive’s employment for “cause,” defined to mean (i) the failure by the executive to substantially perform his duties, which failure creates actual material harm to the Company or the Bank, after written notice and the failure of the executive to correct the deficiency within thirty (30) days after such notice; (ii) the engagement by the executive in serious misconduct injurious to the Company or the Bank; (iii) the violation by the executive of the nondisclosure, nonsolicitation or restrictive covenants after written notice and a failure to cure the violation; (iv) dishonesty or gross negligence by the executive in the performance of his duties; (v) breach by the executive of his fiduciary duties to the Company or the Bank involving personal profit; (vi) violation by the executive of any law, rule or regulation governing banks or bank officers or any final and unappealable order issued by any bank regulatory authority which actually and materially harms the business of the Company or Bank, or (vii) moral turpitude or other serious misconduct on the part of the executive which brings material public discredit to the Company or Bank.

The Executive Employment Agreement further provides that the executive may resign upon ninety (90) days prior written notice, or may terminate his employment for “good reason,” defined as: (i) a diminution in his base salary; (ii) a diminution in his authority, duties or responsibilities; (iii)

an imposition of a requirement that he report to an officer or employee of the Company or the Bank rather than reporting directly to the chief executive officer or the Board of Directors; (iv) a material diminution in the budget over which he retains authority; (v) a material change in the geographic location of his primary office; or (vi) any other action or inaction that constitutes a material breach of the Agreement by the Bank, in all cases after notice to the Bank within ninety (90) days after the initial existence of such condition and the failure of the Bank to cure the situation within thirty (30) days after notice.

The Executive Employment Agreement contains provisions intending that payments thereunder comply with the provisions of Section 409A of the Internal Revenue Code.

The Executive Employment Agreement provides that the Bank will indemnify the executive to the fullest extent permitted by the By-laws of the Bank and by the laws of the Commonwealth of Pennsylvania.

Subject to the right of the executive to resign at any time upon ninety (90) days prior notice, the Executive Employment Agreement provides that the Company and the Bank may renew or extend the term of the Agreement for one or more successive two (2) year terms by written notice to the executive not later than 120 days prior to the expiration of the then current term. In the event the Company and the Bank would not renew or extend the term of the Agreement, and the executive’s employment with the Company and the Bank would terminate upon the expiration of the then current term, the Executive Employment Agreement provides for the Bank to pay to the executive in a lump sum an amount equal to five (5) months of his base salary and the continuation for a period of five (5) months of life insurance, health and dental plans and other employee benefit plans made available to and on a cost sharing basis consistent with all employees of the Company an the Bank.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Executive Employment Agreement – filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Orrstown Financial Services, Inc.

Date: January 22, 2010	/S/ THOMAS R. QUINN, JR.
Thomas R. Quinn, Jr.,
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Executive Employment Agreement – filed herewith.